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Exhibit 16.1

•	Ernst & Young LLP Suite 3300 370 17th Street Denver, Colorado 80202-5663	•	Phone: (720) 931-4000 Fax: (720) 931-4444 www.ey.com

September 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

        We have read Item 4.01 of Form 8-K dated September 10, 2004, of Ultimate Electronics, Inc. and are in agreement with the statements contained in the 1st, 2nd, 4th, and 5th paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

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  Exhibit 16.1